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                                                                   EXHIBIT (10s)


           FORM OF CHANGE OF CONTROL AGREEMENT WITH JT TAUNTON, JR.,
                  AND CERTAIN OTHER MANAGEMENT OF THE COMPANY

                               RUSSELL CORPORATION

                     CHANGE-OF-CONTROL EMPLOYMENT AGREEMENT


         THIS AGREEMENT dated as of May ___, 2002 (the "Agreement Date") is made by and among Russell Corporation, an Alabama corporation (the "Company"), and . ("Executive").

                                    RECITALS

         The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued service of Executive. The Company also believes it is imperative to reduce the distraction of Executive that would result from the personal uncertainties caused by a pending or threatened change of control of the Company, to encourage Executive's full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of Executive will be satisfied and are competitive with those of similarly-situated corporations. This Agreement is intended to accomplish these objectives.

                                   ARTICLE I.
                               CERTAIN DEFINITIONS

         As used in this Agreement, the terms specified below shall have the following meanings:

         1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to the Company's latest fiscal year ended prior to the Termination Date.

         1.2 "Accrued Base Salary" means the amount of Executive's Base Salary that is accrued but not yet paid as of the Termination Date.

         1.3 "Accrued Obligations" means, as of any date, the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, any accrued but unpaid vacation pay, and any other amounts and benefits which are then due to be paid or provided to Executive by the Company, but have not yet been paid or provided (as applicable).

         1.4 "Agreement Date" -- see the introductory paragraph of this Agreement.

         1.5 "Agreement Term" means the period commencing on the Agreement Date and ending on the third anniversary of the Agreement Date or, if later, the date to which the Agreement Term is extended under the following sentence. Commencing on the first anniversary of the Agreement Date, the Agreement Term shall automatically be extended on such date and on each day thereafter by one day until, at any time after the first anniversary of the Agreement Date, the Company delivers written notice (an "Expiration Notice") to Executive that the Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date"); provided that such date is not prior to the last day of the Agreement Term (as extended); provided further, however, that if an Effective Date or an Imminent
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Change Date occurs before the Expiration Date specified in the Expiration
Notice, then such Expiration Notice shall be void and of no further effect.

         1.6      "Annual Bonus" -- see Section 2.2(b).

         1.7      "Annual Performance Period" -- see Section 2.2(b).

         1.8      "Article" means an article of this Agreement.

         1.9      "Base Salary" -- see Section 2.2(a).

         1.10 "Beneficial Owner" has the meaning specified in Rule 13d-3 of the SEC under Exchange Act.

         1.11     "Beneficiary" -- see Section 10.3.

         1.12     "Board" means the Company's Board of Directors.

         1.13     "Bonus Plan" -- see Section 2.2(b).

         1.14     "Cause" means any one or more of the following:

                  (a) Executive's conviction of a felony or other crime involving fraud, dishonesty or moral turpitude, excluding Limited Vicarious Liability;

                  (b) Executive's willful or reckless material misconduct in the performance of Executive's duties;

                  (c)      Executive's habitual neglect of material duties; or

                  (d) Executive's willful or intentional material breach of this Agreement;

Provided, however, that for purposes of clauses (b), (c), and (d), Cause shall not include any one or more of the following:

                           (i)      bad judgment or negligence;

                           (ii) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

                           (iii) any act or omission with respect to which a determination could properly have been made by the Board that Executive met the applicable standard of conduct for indemnification or reimbursement under the Company's by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

                           (iv) any act or omission with respect to which the Company gives Executive a Notice of Consideration (as defined below) more than six months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission; and


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further provided that, if a breach of this Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive's act, or failure to act, was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within thirty (30) days after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable.

         1.15     "Change of Control" means any one or more of the following:

                  (a) any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in
         Section 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary, any employee benefit plan (or any related trust) of the Company or any of its Subsidiaries or any Excluded Person, becomes the Beneficial Owner of 30% or more of the common stock of the Company or of Voting Securities representing 30% or more of the combined voting power of the Company (such a person or group, a "30% Owner"), except that no Change of Control shall be deemed to have occurred solely by reason of such beneficial ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the aggregate voting power of such corporation are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of the Company immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of the Company, as the case may be, and such corporation shall not be deemed a 30% Owner.

                  (b) the Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least two-thirds of the directors of the Company then serving; or

                  (c) approval by the stockholders of the Company of a merger, reorganization, consolidation, or similar transaction, or a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or a plan of liquidation of the Company (any of the foregoing transactions, a "Reorganization Transaction") which, based on information included in the proxy and other written materials distributed to the Company's stockholders in connection with the solicitation by the Company of such stockholder approval, is not expected to qualify as an Exempt Reorganization Transaction; or

                  (d) the consummation by the Company of a Reorganization Transaction that for any reason fails to qualify as an Exempt Reorganization Transaction as of the date of such consummation, notwithstanding the fact that such Reorganization Transaction was expected to so qualify as of the date of such stockholder approval.

Notwithstanding the occurrence of any of the foregoing events, a Change of Control shall not occur with respect to a Executive if, in advance of such event, the Executive agrees in writing that such event shall not constitute a Change of Control.

         1.16     "Code" means the Internal Revenue Code of 1986, as amended.

         1.17     "Company" means Russell Corporation.

         1.18     "Company Certificate" -- see Section 5.1(a).


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         1.19     "Confidential Information" means any information not generally known in the relevant trade or industry of the Company, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company and which:

                  (a)      relates to one or more of the following:

                           (i) trade secrets of the Company or any customer or supplier of the Company;

                           (ii) existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

                           (iii) business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company; or

                           (iv) information obtained by the Company from a third party and which the Company is required to preserve as confidential pursuant to a confidentiality agreement, applicable law or court or administrative order;

                  (b) the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential; or

                  (c) otherwise offers the Company a competitive advantage in the relevant industry or in any other business in which the Company is engaged.

Confidential Information does not include any information that is or may become publicly known other than through the improper actions of Executive.

         1.20 "Consummation Date" means the date upon which a Reorganization Transaction is consummated.

         1.21 "Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six
(6) months and can be expected to be permanent or of indefinite duration, and that renders Executive unable to perform the duties required under this Agreement.

         1.22     "Disability Effective Date" -- see Section 3.1.

         1.23 "Effective Date" means each date on which a Change of Control first occurs during the Agreement Term.

         1.24 "Employer Defined Contribution Plan Contribution" means the product of (i) the maximum amount stated as a percentage of Executive's Base Salary paid within the three-year period immediately preceding the Effective Date by the Company for any 12-month period to or for the benefit of Executive as an employer contribution under the Company's Non-Qualified Plans and Qualified Plans which are defined contribution plans on behalf of Executive, multiplied by (ii) Executive's Base Salary as of the Termination Date or, if greater, during the 12-month period immediately preceding the Effective Date.


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         1.25     "Exchange Act" means the Securities Exchange Act of 1934.

         1.26     "Excise Taxes" -- see Section 5.1(a).

         1.27 "Excluded Person" means any Person who, along with such Person's Affiliates and Associates (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) is the Beneficial Owner of 15% or more of the Shares outstanding as of the Agreement Date, provided that such Person, including such Person's Affiliates and Associates, does not acquire, after the Effective Date hereof, additional Shares in excess of 1% of the then outstanding Shares, exclusive of (i) Shares acquired by such Person and such Person's Affiliates and Associates as a result of stock dividends, stock splits, recapitalizations or similar transactions in which the Company did not receive any consideration for issuing the Shares in question or as a result of repurchases of stock by the Company; (ii) Shares acquired by such Person and such Person's Affiliates and Associates as a result of gifts, devises, bequests and intestate succession; and (iii) Shares acquired by such Person and such Person's Affiliates and Associates as a result of participation by such Person and such Person's Affiliates and Associates in any dividend reinvestment plan, stock option plan or other similar plan or arrangement of the Company.

         1.28 "Exempt Reorganization Transaction" means a Reorganization Transaction which results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of the Company immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of both more than 70% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing more than 70% of the aggregate voting power of the Surviving Corporation, in substantially the same respective proportions as such Persons' ownership of the common stock and Voting Securities of the Company immediately before such Reorganization Transaction.

         1.29 "Good Reason" means the occurrence of any one or more of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Employment Period:

                  (a) any failure to pay Executive's Base Salary or Annual Bonus in violation of Section 2.2 or any failure to increase Executive's Base Salary to the extent, if any, required by such Section;

                  (b) any failure by the Company to comply with any provision of Article II;

                  (c) any material adverse change in Executive's position (including offices, titles or responsibilities), authority, duties or other terms and conditions of Executive's employment; provided, however, that no job change which generally places Executive in substantially the same level of responsibility and authority shall be deemed Good Reason solely by reason of a reorganization of job responsibilities, including a change in the position or level of the officer to whom Executive reports;

                  (d) requiring Executive to be based at any office or location other than the location specified in Section 2.1(a);

                  (e)      any material breach of this Agreement by the Company;

                  (f) any Termination of Employment by the Company that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements of this Agreement (any such purported termination shall be treated as a Termination of Employment without Cause for all purposes of this Agreement); or


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                  (g)      the failure at any time of a successor to the Company
         or a Parent Corporation of a successor to the Company explicitly to assume and agree to be bound by this Agreement.

         1.30 "Historical Bonus" means a percentage of the Executive's current Base Salary multiplied by the highest percentage of Base Salary from time to time in effect represented by the Executive's highest annual bonus on a percentage basis over the three-year period immediately preceding the Effective Date.

         1.31 "Imminent Change Date" means any date on which one or more of the following occurs (i) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer which, if consummated, would be a Change of Control, (ii) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer which if consummated would be a Change of Control, or (iii) such proposal or offer remains effective and unrevoked.

         1.32 "Imminent Change Period" means the period commencing on the Imminent Change Date and ending on the earlier to occur of (a) a Change of Control or (b) the date the offer or proposal for a Change of Control is no longer effective or has been revoked.

         1.33     "Including" means including without limitation.

         1.34 "Incumbent Directors" means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least two-thirds of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), (iii) a proposed Reorganization Transaction, or (iv) a request, nomination or suggestion of any Beneficial Owner of Voting Securities representing 15% or more of the aggregate voting power of the Voting Securities of the Company or the Surviving Corporation, as applicable.

         1.35     "IRS" means the Internal Revenue Service.

         1.36 "Limited Vicarious Liability" means any liability which is (i) based on acts of the Company for which Executive is responsible solely as a result of his office(s) with the Company and (ii) provided that (x) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he did not have a reasonable basis to believe that a law was being violated by such acts.

         1.37 "Lump Sum Value" of an annuity payable pursuant to a defined benefit plan means, as of a specified date, the present value of such annuity, as determined, as of such date, under generally accepted actuarial principles using (a) the applicable interest rate, mortality tables and other methods and assumptions that the Pension Benefit Guaranty Corporation ("PBGC") would use in determining the value of an immediate annuity of a terminated Plan on the Termination Date or (b) if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC's interest rate and


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mortality assumptions were determined immediately prior to the PBGC's cessation of publication of such assumptions.

         1.38 "Maximum Annual Bonus" means the maximum bonus amount achievable by Executive under a Bonus Plan for a given Annual Performance Period; provided, that in no event shall such amount be less than the amount required to be paid pursuant to Section 2.2(b).

         1.39 "Maximum Annuity" means, in respect of a defined benefit plan (whether or not qualified under Section 401 (a) of the Code), an annuity computed in whatever manner permitted under such plan (including frequency of annuity payments, attained age upon commencement of annuity payments, and nature of surviving spouse benefits, if any) that yields the greatest Lump Sum Value:

         1.40     "Notice of Consideration" -- see Section 3.3(b)(ii).

         1.41     "Non-Qualified Plan" -- see Section 2.4.

         1.42 "Notice of Termination" means a written notice given in accordance with Section 10.8 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         1.43 "Parent Corporation" means a corporation which owns 50% or more of the Common Stock or Voting Securities of any corporation and any other corporation which owns any corporation which is in an unbroken chain of corporations each of which owns successively in an unbroken chain of corporations which includes the subject corporation.

         1.44 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

         1.45     "Plans" means plans, programs, or Policies of the Company.

         1.46 "Policies" means policies, practices or procedures of the Company.

         1.47 "Post-Change Employment Period" means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

         1.48     "Potential Parachute Payments" - see Section 5.1.

         1.49 "Pro-rata Annual Bonus" means, in respect of the Company's fiscal year during which the Effective Date (in the case of a Pro-rata Annual Bonus payable pursuant to Section 2.5 hereof) or the Termination Date (in the case of a Pro-rata Annual Bonus payable pursuant to Article IV hereof), as applicable, occurs, an amount equal to the product of the greater of Executive's Historical Bonus or Executive's Target Annual Bonus (determined as of the Effective Date or Termination Date, as applicable) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Effective Date or the Termination Date, as applicable, and the denominator of which equals 365.

         1.50 "Qualified Plan" means any plan, which meets the qualification requirements of Internal Revenue Service Code Section 401(a) or 403(a).


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         1.51     "SEC" means the Securities and Exchange Commission.

         1.52 "SERP" means any supplemental executive retirement Plan that is a Non-Qualified Plan.

         1.53     "Severance Period" means a period equal to two years.

         1.54     "Stock Options" - see Section 2.3.

         1.55 "Subsidiary" means with respect to any Person (a) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by such Person and (b) any partnership or limited liability company in which such Person has a direct or indirect interest (whether in the form of Voting Power, participation in profits or capital contribution) of more than 50%.

         1.56 "Surviving Corporation" means the corporation resulting from a Reorganization Transaction and any Parent Corporation of such corporation.

         1.57 "Target Annual Bonus" as of a certain date means the amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under any Bonus Plan for the Annual Performance Period for which the Annual Bonus is awarded if the performance goals established pursuant to such Bonus Plan were achieved at the 100% level as of the end of the Annual Performance Period.

         1.58 "Taxes" means federal, state, local or other income or other taxes.

         1.59 "Termination Date" means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that:

                  (a) if Executive's employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive's death or the Disability Effective Date (as defined in Section 3.1), as applicable; and

                  (b) if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

         1.60 "Termination of Employment" means any termination of Executive's employment with the Company, whether such termination is initiated by the Company or by Executive.

         1.61 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency which contingency has not occurred.

                                  ARTICLE II.
                          POST-CHANGE EMPLOYMENT PERIOD

         2.1      Position and Duties.


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                  (a)      During the Post-Change Employment Period, Executive's
         position (including offices, titles and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and Executive's services shall be performed at the location where Executive was employed immediately before the Effective Date or any other location no more than 30 miles from either the Atlanta, Georgia (or other location which prior to Change of Control such location has moved) or Alexander City, Alabama (or other location which prior to Change of Control such location has been moved) locations of the Company's business; provided, however, that no job change which generally places Executive in substantially the same level of responsibility and authority shall be deemed Good Reason for purposes of Section 3.4 solely by reason of a reorganization of job responsibilities, including a change in the position or level of the officer to whom Executive reports.

                  (b) During the Post-Change Employment Period (other than any periods of vacation, sick leave or disability to which Executive is entitled), Executive agrees to devote Executive's full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to Executive in accordance with this Agreement, to use Executive's best efforts to perform such duties. During the Post-Change Employment Period, Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities are consistent with the Policies of the Company at the Effective Date and do not significantly interfere with the performance of Executive's duties under this Agreement. To the extent that any such activities have been conducted by Executive immediately prior to the Effective Date and were consistent with the Policies of the Company at the Effective Date, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of Executive's duties under this Agreement.

         2.2      Compensation.

                  (a) Base Salary. During the Post-Change Employment Period, the Company shall pay or cause to be paid to Executive an annual base salary in cash, which shall be paid in a manner consistent with the Company's payroll practices in effect immediately before the Effective Date, at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by the Company in respect of the 12-month period immediately before the Effective Date (such annual rate salary, the "Base Salary"). During the Post-Change Employment Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other peer executives of the Company. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. After any such increase, the Base Salary shall not be reduced and the term "Base Salary" shall thereafter refer to the increased amount.

                  (b) Annual Bonus. In addition to Base Salary, the Company shall pay or cause to be paid to Executive a bonus (the "Annual Bonus") for each Annual Performance Period which ends during the Post-Change Employment Period. "Annual Performance Period" means each period of time designated in accordance with any annual bonus arrangement (a "Bonus Plan") which is based upon performance and approved by the Board or any committee of the Board, or in the absence of any Bonus Plan or any such designated period of time, each calendar year. The Annual Bonus (i) shall be not less than the Target Annual Bonus determined as of the Effective Date (which Target Annual Bonus shall equal Base Salary multiplied by a percentage which is equal to


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         the highest percentage that any annual bonus which could be awarded upon achievement of target performance goals during the 12-month period immediately preceding the Effective Date represents as a percentage of annual salary at that time), (ii) the performance goals under the Bonus Plan shall not be materially more difficult to achieve than the performance goals in the Bonus Plan (or designated by the Board) in effect during the Annual Performance Period immediately before the Effective Date and (iii) the Maximum Annual Bonus shall not be less than the maximum bonus achievable under the Bonus Plan (or designated by the Board) during the Annual Performance Period ended immediately before the Effective Date (or if higher, the Maximum Annual Bonus for the Annual Performance Period that commenced immediately before the Effective Date).

                  (c) Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus, Executive shall be entitled to participate during the Post-Change Employment Period in all incentive (including long-term incentives), savings and retirement Plans applicable to other peer executives of the Company, but in no event shall such Plans provide Executive with incentive (including long-term incentives), savings and retirement benefits during the Post-Change Employment Period which, in any case, are materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Plans as in effect at any time during the 12-month period immediately before the Effective Date.

                  (d) Welfare Benefit Plans. During the Post-Change Employment Period, Executive and Executive's family shall be eligible to participate in, and receive all benefits under, welfare benefit Plans provided by the Company (including medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance Plans) and applicable to other peer executives of the Company and their families, but in no event shall such Plans provide benefits during the Post-Change Employment Period which are materially less favorable, in the aggregate, than the most favorable of those provided to Executive under such Plans as in effect at any time during the 12-month period immediately before the Effective Date.

                  (e) Fringe Benefits. During the Post-Change Employment Period, Executive shall be entitled to fringe benefits in accordance with the most favorable Plans applicable to peer executives of the Company, but in no event shall such Plans provide fringe benefits which in any case are materially less favorable, in the aggregate, than the most favorable of those provided by the Company to Executive under such Plans in effect at any time during the 12-month period immediately before the Effective Date.

                  (f) Expenses. During the Post-Change Employment Period, Executive shall be entitled to prompt reimbursement of all reasonable employment-related expenses incurred by Executive upon the Company's receipt of accountings in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Policies in effect at any time during the 12-month period immediately before the Effective Date.

                  (g) Office and Support Staff. During the Post-Change Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Policies in effect at any time during the 12-month period immediately before the Effective Date.

                  (h) Vacation. During the Post-Change Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Policies in effect at any time during the 12-month period immediately before the Effective Date.

         2.3 Stock Incentive Awards. On the Effective Date, Executive shall become fully vested in and may thereafter exercise in whole or in part, all outstanding stock options, stock appreciation rights, or similar awards (collectively, "Stock Options") and (ii) shall become fully vested in and receive an immediate transfer of all shares of restricted stock, deferred stock and similar awards ("Restricted Shares").

         2.4 Unfunded Deferred Compensation. On the Effective Date of a Change of Control, Executive shall become fully vested in all benefits previously accrued under any deferred compensation Plan (including any SERP) that is not qualified under Section 401(a) of the Code (a "Non-Qualified Plan"). Within thirty (30) business days after any such Effective Date, as applicable, the Company shall pay to Executive a lump-sum cash amount equal to:

                  (a) the sum of the Lump-Sum Values of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans, plus

                  (b) the sum of Executive's account balances under all defined contribution Non-Qualified Plans;

provided, however, that if, at any time prior to the Effective Date, Executive delivers to the Company an irrevocable election to waive Executive's right to receive the payments described in this Section 2.4 (an "Irrevocable Election"), then (i) Executive shall not receive the payments described in this Section 2.4,
(ii) Executive's account balances under each defined contribution Non-Qualified Plan shall continue to be credited with investment earnings in accordance with the terms of such Non-Qualified Plan during Executive's period of employment following the Effective Date, and (iii) at the earlier of (x) the date(s) provided in each such Non-Qualified Plan and (y) 30 days after Executive's Termination Date, the Company shall pay, or cause to be paid, to Executive a lump-sum cash payment equal to the sum of the Lump-Sum Value(s) of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans and the sum of Executive's account balances under all defined contribution Non-Qualified Plans.

         2.5 Pro-Rata Annual Bonus. Within thirty (30) days after the Effective Date, the Company shall pay Executive a lump-sum cash payment equal to the Pro-Rata Annual Bonus determined as of the Effective Date.

                                  ARTICLE III.
                            TERMINATION OF EMPLOYMENT

         3.1 Disability. During the Post-Change Employment Period, the Company may terminate Executive's employment because of Executive's Disability by giving Executive or his legal representative, as applicable, (i) written notice in accordance with Section 10.8 of the Company's intention to terminate Executive's employment pursuant to this Section and (ii) a certification of Executive's Disability by a physician jointly selected by the Company and the Executive; provided that if the Company and Executive cannot reach agreement on the physician, the certification shall be by a panel of physicians consisting of one physician selected by the Company, one physician selected by the Executive and a third physician jointly selected by those two physicians. Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after Executive's receipt of such notice unless, before the Disability Effective Date, Executive shall have resumed the full-time performance of Executive's duties.

         3.2 Death. Executive's employment shall terminate automatically upon Executive's death during the Post-Change Employment Period.

         3.3      Cause.

                  (a) During the Post-Change Employment Period and any Imminent Change Period, the Company may terminate Executive's employment for Cause solely in accordance with all of the substantive and procedural provisions of this Section.

                  (b) The Company shall strictly observe each of the following procedures in connection with any Termination of Employment for Cause:

                           (i) The issue of determining whether Executive's acts or omissions satisfy the definition of "Cause" herein and, if so, whether to terminate Executive's employment for Cause shall be raised and discussed at a meeting of the Board.

                           (ii) Not less than 30 days prior to the date of such meeting the Company shall provide Executive and each member of the Board written notice (a "Notice of Consideration") of (x) a detailed description of the acts or omissions alleged to constitute Cause, (y) the date, time and location of such meeting of the Board, and (z) Executive's rights under clause (iii) below.

                           (iii) Executive shall have the opportunity to appear before the Board at such meeting in person and, at Executive's option, with legal counsel, and to present to the Board a written and/or oral response to the Notice of Consideration.

                           (iv) Executive's employment may be terminated for Cause only if (x) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Section, (y) the Board makes a specific determination to such effect and to the effect that Executive's employment should be terminated for Cause and (z) the Company thereafter provides Executive with a Notice of Termination which specifies in specific detail the basis of such Termination of Employment for Cause and which Notice shall be based upon one or more of the acts or omissions set forth in the Notice of Consideration. The Board's determination specified in clause (y) of the preceding sentence shall require the affirmative vote of at least 75% of the members of the Board.

                           (v) In the event that the issue of whether Executive was properly terminated for Cause becomes a disputed issue in any action or proceeding between the Company and Executive, the Company shall, notwithstanding the determination referenced in clause (iv) of this Section 3.3(b), have the burden of establishing by clear and convincing evidence that the actions or omissions specified in the Notice of Termination did in fact occur, do constitute Cause, were the basis for Executive's termination and that the Company has, in each and every respect, satisfied the procedural requirements of this Section 3.3(b).

         3.4      Good Reason.

                  (a) During the Post-Change Employment Period, Executive may terminate his or her employment for Good Reason in accordance with the substantive and procedural provisions of this Section.

                  (b) In the event Executive Determines there is Good Reason to terminate, Executive shall notify the Company of the events constituting such Good Reason by a Notice of Termination. A delay in the delivery of such Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement; provided, that no act or omission by the Company shall qualify as Good Reason if Executive's Termination of Employment occurs more than 12 months after Executive first obtains actual knowledge of such act or omission.

                  (c) In the event that the Company conceals any act or omission by the Company that occurs during the Post-Change Employment Period and qualifies as Good Reason, any subsequent Termination of Employment (whether by the Company or by Executive and regardless of the circumstances of such Termination) that occurs at any time after such act or omission shall conclusively be deemed to be a Termination of Employment by Executive for Good Reason, notwithstanding any provision of this Agreement to the contrary.

                  (d) If Executive has a Termination of Employment during the Imminent Change Period and a Change of Control occurs within six
         (6) months following such Termination of Employment, and if Executive had not received within one year immediately preceding the Imminent Change an evaluation rating under the employee rating system in effect upon the Agreement Date equal to or less than Level 2 (or any similar rating under any subsequent rating system), the provisions of this
         Section 3.4 shall be applied in the same manner and to the same extent as if the Termination of Employment had occurred after the Effective Date. During the Imminent Change Period, if Executive terminates his employment for reasons that would constitute Good Reason during the Post-Change Employment Period, Executive shall terminate in accordance with the procedures set forth in this Section 3.4.

                                  ARTICLE IV.
             COMPANY'S OBLIGATIONS UPON A TERMINATION OF EMPLOYMENT

         4.1 If by Executive for Good Reason or by the Company Other Than for Cause or Disability. If, during the Post-Change Employment Period (or as provided in Section 4.2, below, during the Imminent Change Period), the Company terminates Executive's employment other than for Cause or Disability, or if Executive terminates employment for Good Reason, the Company's sole obligations to Executive under Articles II and IV shall be as follows:

                  (a) The Company shall pay Executive, in addition to all vested rights arising from Executive's employment as specified in
         Article II, a lump-sum cash amount equal to the sum of the following:

                           (i)      all Accrued Obligations;

                           (ii) Executive's Pro-rata Annual Bonus reduced (but not below zero) by the amount of any Annual Bonus paid to Executive with respect to the Company's fiscal year in which the Termination Date occurs;

                           (iii) all amounts previously deferred by, or accrued to the benefit of, Executive under any defined contribution Non-Qualified Plans, whether vested or unvested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company (whether pursuant to Section 2.4 or otherwise);

                           (iv) an amount equal to the number of years in the Severance Period times the sum of (A) Base Salary, (B) the greater of (I) Target Annual Bonus or (II) Historical Bonus and (C) Employer Defined Contribution Plan Contribution, each determined as of the Termination Date; provided, however, that any reduction in Executive's Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for purposes of this clause; and

                           (v) to the extent not paid pursuant to any other clause of this Section 4.1(a), an amount equal to the sum of the value of the unvested portion of Executive's accounts or accrued benefits under any unqualified or qualified plan (other than a defined benefit plan) maintained by the Company as of the Termination Date and forfeited by Executive by reason of the Termination of Employment.

Such lump-sum amount shall be paid no more than thirty (30) days after the Termination Date.

                  (b)      The Company shall pay, in lieu of all
         previously-accrued benefits under all Non-Qualified Plans that are defined benefit plans, a lump-sum cash amount equal to the positive difference, if any, between:

                           (i) the sum of the Lump-Sum Values of each Maximum Annuity that would be payable to Executive under any defined benefit Plan (whether or not qualified under Section 401(a)) if Executive had:

                                    (A)      become fully vested in all such
                           previously-unvested benefits,

                                    (B)      accrued a number of years of
                           service (for purposes of determining the amount of such benefits, entitlement to early retirement benefits, and all other purposes of such defined benefit plans) that is a number of years equal to the number of years of service actually accrued by Executive as of the Termination Date increased by the number of years in the Severance Period, and

                                    (C)      received the lump-sum severance
                           benefits specified in Section 4.1(a)(ii) and (iv) as covered compensation in equal monthly installments during the Severance Period,

                  minus

                           (ii) the sum of (x) the Lump-Sum Values of the Maximum Annuity benefits actually payable to Executive in the future under each defined benefit Plan that is qualified under
                  Section 401(a) of the Code and (y) the aggregate amounts previously paid to

                  Executive under the defined benefit Plans (whether or not qualified under Section 401(a) of the Code) described in clause (i) of this Section 4.1(b).

Such lump-sum amount shall be paid no more than 30 days after a Termination
Date.

                  (c) Executive shall immediately become fully vested in, and may thereupon exercise in whole or in part, any and all of Executive's Stock Options then outstanding. All of Executive's Stock Options, including previously-vested Stock Options, shall remain exercisable until the last to occur of (x) the first anniversary of the Termination Date, (y) the expiration of any restrictions on Executive's right to sell the shares of stock issuable upon exercise of such Stock Options, which restrictions were imposed to permit a Reorganization Transaction to be accounted for on a pooling-of-interests basis, and
         (z) any period of greater duration provided in the applicable stock option agreement or stock option plan as then in effect, but in no event after the date on which such Stock Options would have expired if Executive had remained an employee of the Company.

                  (d) Executive shall immediately become fully vested in all of Executive's Restricted Shares and deferred shares and the Company shall deliver within five (5) business days all of such shares theretofore held (or deferred) by or on behalf of the Company.

                  (e) The Company shall pay all reasonable fees and costs charged by the outplacement firm selected by Executive to provide outplacement services to Executive or, at the election of Executive, shall pay to Executive within thirty (30) business days of its receipt of notice of Executive's election an amount equal to the reasonable fees and expenses such outplacement firm would charge.

                  (f) Until a number of years subsequent to the Determination Date equal to the length of the Severance Period or such later date as any plan may specify, the Company shall continue to provide to Executive and Executive's family welfare benefits (including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs) which are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 12-month period immediately before the Effective Date. The cost of such welfare benefits to Executive shall not exceed the cost of such benefits to Executive immediately before the Termination Date or, if less, the Effective Date. Executive's rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code. Notwithstanding any of the above, such welfare benefits shall be secondary to any similar welfare benefits provided by Executive's subsequent employer.

         4.2 If by the Company other than for Cause or by Executive for Good Reason During the Imminent Change Period. If during the Imminent Change
Period:

                  (a) the Company terminates Executive's employment other than for Cause or Disability, or if Executive terminates employment for Good Reason, and

                  (b) a Change of Control occurs within six (6) months of Executive's Termination Date,

Executive shall receive the benefits provided in Section 4.1, above, as if such Termination of Employment occurred as of Effective Date reduced by any similar benefits actually paid to Executive on or after the Termination of Employment. Notwithstanding any of the provisions of this Section 4.2 to the contrary, if Executive shall have received on a date within one year preceding the Imminent Change Period an evaluation under the employee rating system then in effect upon the Agreement Date equal or less than level two (2) (or any similar rating under any subsequent employee rating system), and if Executive has a termination of employment during the Imminent Change Period, Executive shall be entitled to no benefits under this Agreement.

         4.3 If by the Company for Cause. If the Company terminates Executive's employment for Cause during the Post-Change Employment Period, the Company's sole obligation to Executive under Articles II and IV shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

         4.4 If by Executive Other Than for Good Reason. If Executive terminates employment during the Post-Change Employment Period other than for Good Reason, Disability or death, the Company's sole obligation to Executive under Articles II and IV shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

         4.5 If by the Company for Disability. If the Company terminates Executive's employment by reason of Executive's Disability during the Post-Change Employment Period, the Company's sole obligation to Executive under Articles II and IV shall be as follows:

                  (a) to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date, and

                  (b) to provide Executive disability and other benefits after the Termination Date that are not less than the most favorable of such benefits then available under Plans of the Company to disabled peer executives of the Company or, if more favorable, those such benefits provided by the Company at any time during the 12-month period immediately preceding the Effective Date.

         4.6 If upon Death. If Executive's employment is terminated by reason of Executive's death during the Post-Change Employment Period, the Company's sole obligations to Executive under Articles II and IV shall be as follows:

                  (a) to pay Executive's estate or Beneficiary a lump-sum cash amount equal to all Accrued Obligations; and

                  (b) to provide Executive's estate or Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Company to the estates or the surviving families of peer executives of the Company or, if more favorable, those such benefits provided by the Company at any time during the 12-month period immediately preceding the Effective Date.

                                   ARTICLE V.
                LIMITATIONS ON AGREEMENT PAYMENTS BY THE COMPANY

         5.1      Maximum Benefit.

                  (a) If it is determined (by the reasonable computation of the Company's independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate ("Company Certificate") delivered to the Executive) that any benefit received or deemed received by the Executive from the Company pursuant to this Agreement or otherwise (collectively, the "Potential Parachute Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the amounts of benefits under this Agreement which would become subject to such Excise Taxes shall be reduced by such amount as shall be necessary to reduce the amount of Potential Parachute Payments to the maximum amount which can be provided to Executive without incurring any Excise Taxes including under Section 4999 of the Code.

                                  ARTICLE VI.
                              EXPENSES AND INTEREST

         6.1      Legal Fees and Other Expenses.

                  (a) If Executive incurs legal fees or other expenses (including expert witness and accounting fees) on or after the Effective Date or the Imminent Change Date, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive's legal counsel in connection with the delivery of an Executive Counsel Opinion), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis (in accordance with Section 6.1(b)) for such fees and expenses, and shall also pay Executive an additional payment such that, after payment of all Taxes and Excise Taxes on such amount, there remains a balance sufficient to pay all such fees and other expenses.

                  (b) Reimbursement of legal fees and expenses and gross-up payments shall be made monthly within ten (10) days after Executive's written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

                  (c) If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company's claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim.

                  (d) If there is a dispute between the Executive and the Company as to Executive's rights to reimbursement of legal or other fees and expenses under this Agreement or the amount of such reimbursement, any amount of reimbursement requested by Executive and accompanied by legal opinion of nationally recognized executive compensation counsel that such amount should be paid under the Agreement shall be final, binding and controlling on the Company unless and to the extent the Company establishes otherwise by clear and convincing evidence.

         6.2 Interest. If the Company does not pay any amount due to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

                                  ARTICLE VII.
                            NO SET-OFF OR MITIGATION

         7.1 No Set-off by Company. Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company of its obligations under this Agreement. Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement.

         7.2 No Mitigation. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

                                 ARTICLE VIII.
                       CONFIDENTIALITY AND NONCOMPETITION

         8.1      Confidential Information.

                  (a) Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information, and that Confidential Information has been and will be developed at substantial cost and effort to the Company. Executive acknowledges that he will have access to Confidential Information with respect to the Company which information is a valuable and unique asset of the Company and that disclosure of such Confidential Information would cause irreparable damage to the Company's business and operations.

                  (b) Executive acknowledges that (i) Confidential Information is, as between the Company and Executive, the exclusive property of the Company, (ii) whatever Executive creates in the performance of duties in the course of Executive's employment, including ideas, developments, writings, improvements, designs, graphic and musical works (the "Work Product") is the property of the Company, and (iii) to the extent that any of the Work Product is capable of protection by copyright, it is created within the scope of Executive's employment and is work made for hire. To the extent that any such Work Product may not be a work made for hire, Executive hereby assigns to the Company all rights in such Work Product. To the extent that any of the Work Product is an invention, Executive hereby assigns to the Company all right, title, and interest in and to inventions, improvements, discoveries, or ideas conceived or invented by Executive during the term of Executive's employment (the "Inventions"). The Company acknowledges that this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless the Invention (x) relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or (y) results from any work performed by Executive for the Company. Executive agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, the assignment or securing of patent protection for any Invention, or other perfection of the Company's ownership of the Work Product.

                  (c) Both during Executive's employment by the Company and at any time after the Termination Date, Executive:

                           (i) shall not, directly or indirectly, divulge, furnish or make accessible to any Person, except:

                                    (A)      to the extent Executive reasonably
                           and in good faith believes that such actions are related to, and required by, Executive's performance of his duties under this Agreement, or

                                    (B)      as may be compelled by applicable
                           law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (2) of this sentence as far in advance of its disclosure as is practicable, shall cooperate with the Company in its efforts to protect the information from disclosure, and shall limit Executive's disclosure of such information to the minimum disclosure required by law or administrative regulation (unless the Company agrees in writing to a greater level of disclosure);

                           (ii) shall not use for his own benefit in any manner, any Confidential

                           (iii) shall not cause any such Confidential Information to become publicly known; and

                           (iv) shall take all reasonable steps to safeguard such Confidential Information and to protect it against disclosure, misuse, loss and theft.

                  (d) For purposes of this Agreement, Confidential Information represents trade secrets subject to protection under the Uniform Trade Secrets Act, or to any comparable protection afforded by other applicable laws.

         8.2 Non-Solicitation. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, Executive shall not, directly or indirectly:

                  (a) other than in connection with the good-faith performance of his duties as an officer of the Company, encourage any employee or agent of the Company to terminate his or her relationship with the Company;

                  (b) solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company (other than by the Company or its Affiliates), or cause or encourage any Person to do any of the foregoing;

                  (c) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company; or

                  (d) interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Agreement Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

         8.3      Reasonableness of Restrictive Covenants.

                  (a) Executive acknowledges that the covenants contained in Sections 8.1 and 8.2 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's legitimate interests in its Confidential Information and in its relationships with its employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

                  (b) The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 8.1 and 8.2 will not deprive him of the ability to earn a livelihood or to support his dependents.

         8.4      Right to Injunction, Survival of Undertakings.

                  (a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 8.1 and 8.2, the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of such Sections, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

                  (b) If a court determines that any of the covenants included in this Article VIII is unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

                  (c) All of the provisions of this Article VIII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Agreement Term.

         8.5 If Executive breaches the restrictive covenants contained in this Article VIII, such violation shall be remedied as provided herein, but shall not affect the Company's obligation to pay benefits or otherwise fulfill its obligations under this Agreement except and to the extent that such violation is the basis for Executive's Termination with Cause.

                                  ARTICLE IX.
                            NON-EXCLUSIVITY OF RIGHTS

         9.1 Waiver of Certain Other Rights. To the extent that payments are made to Executive pursuant to Section 4.1(a), Executive hereby waives the right to receive severance payments or severance benefits under any other severance Plan, agreement or Policy of the Company. To the extent that payments are made to Executive as required by Section 4.1(b), Executive hereby waives the right to receive payments or benefits under any Non-Qualified Plan of the Company that have been accrued as of the Termination Date.

         9.2 Other Rights. Except as expressly provided in Section 9.1, this Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

                                   ARTICLE X.
                                  MISCELLANEOUS

         10.1 No Assignability. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

         10.2 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or any Parent Corporation of any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise to all or substantially all of the business assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

         10.3 Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a "Beneficiary "), or if none is so designated, to Executive's estate.

         10.4 Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

         10.5 No Deference. Unless otherwise expressly provided in this Agreement, no determination pursuant to, or interpretation of, this Agreement made by the board of directors (or any committee thereof) of the Company or any Successor Corporation following a Change of Control or Imminent Change Date shall be entitled to any presumptive validity or other deference in connection with any judicial or administrative proceeding relating to or arising under this Agreement.

         10.6 Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

         10.7 Amendments. This Agreement shall not be amended or modified at any time except by written instrument executed by the Company and Executive. The Company shall not amend or terminate this Agreement in any manner following the Effective Date or during any Imminent Change Period without the prior written consent of the Executive.

         10.8 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                    If to Executive:

                                    at his most recent home address on file with the Company.

                                    If to the Company:

                                    Russell Corporation
                                    3330 Cumberland Blvd., Suite 800
                                    Atlanta, Georgia  30339

                                    Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         10.10 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Georgia without regard to its choice of law principles.

         10.11 Captions. The captions of this Agreement are not apart of the provisions hereof and shall have no force or effect.

         10.12 Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

         10.13 Tax Withholding. The Company may withhold from any amounts payable under this Agreement any Taxes that are required to be withheld pursuant to any applicable law or regulation.

         10.14 No Waiver. Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

         10.15 Entire Agreement. This Agreement contains the entire understanding of the Company and Executive with respect to its subject matter.

         IN WITNESS WHEREOF, Executive and the Company have executed this Change of Control Employment Agreement as of the date first above written.

                                   EXECUTIVE



                                   --------------------------------------------


                                   RUSSELL CORPORATION



                                   By:
                                      -----------------------------------------

                                   Title:
                                         --------------------------------------